CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-CDP1 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

August 23, 2023

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-CDP1 Series (the “VV-CDP1 Series”) and the creation of the VV-CDP1 Interests (the “VV-CDP1 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in August 2023  (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-CDP1 Series and the creation of the VV-CDP1 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-CDP1 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-CDP1 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-CDP1 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-CDP1 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-CDP1 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-CDP1 Interests

AUTHORIZED SHARES:	Minimum: 600 / Maximum: 660 Interests

SERIES ASSETS:

Chateauneuf du Pape Champions Collection
Product	Vintage	Bottles
2019 Domaine de la Janasse XXL Chateauneuf du Pape	2019	24
2016 Domaine de la Janasse XXL Chateauneuf du Pape	2016	6
2019 Clos du Caillou CdP Reserve	2019	6
2019 Clos St Jean Deus Ex Machina	2019	1
2016 Beaucastel Rouge	2016	12
2015 Beaucastel Rouge	2015	12
2016 Usseglio Reserve Deux Freres	2016	6
2015 Clos des Papes	2015	12
2015 Clos des Papes	2015	3
2016 Clos des Papes	2016	12
2020 Janasse CdP VV	2020	120
2019 Janasse CdP VV	2019	12
2012 Chateau de Beaucastel Hommage a Jacques Perrin, Chateauneuf-du-Pape 3x75cl	2012	12

2007 Beaucastel HJP 6x750ml	2007	6
2018 Beaucastel HJP	2018	3
2019 Beaucastel HJP	2019	9
2012 Rayas CdP Reserve	2012	12
2021 Chateau La Nerthe Chateauneuf Du Pape Clos De Beauvenir Blanc	2021	18

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-CDP1 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME:	Nick King